                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          MERCANTILE BANK CORPORATION
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                (Name of Registrant as Specified in Its Charter)
                          MERCANTILE BANK CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                       [MERCANTILE BANK CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 19, 2001
                  TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                          MERCANTILE BANK CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MERCANTILE BANK CORPORATION will be held at the Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan on Thursday, April 19, 2001, at 9:00 a.m., for the purpose of considering and voting upon the following matters:

     1. ELECTION OF DIRECTORS. To elect five Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

     2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

     Only those shareholders of record at the close of business on Thursday, March 1, 2001, shall be entitled to notice of and to vote at the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Monday, April 9, 2001.

                                          By Order of the Board of Directors,

                                          /s/ Gerald R Johnson Jr

                                          Gerald R. Johnson, Jr.
                                          Chairman of the Board &
                                            Chief Executive Officer
Dated: March 9, 2001

                          MERCANTILE BANK CORPORATION
                           216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503

                                                                   MARCH 9, 2001

                                PROXY STATEMENT
                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Mercantile Bank Corporation ("Mercantile") in connection with the solicitation of proxies by the Board of Directors of Mercantile, for use at the Annual Meeting of shareholders of Mercantile to be held on Thursday, April 19, 2001, at 9:00 a.m., at the Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about March 9, 2001.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment of the meeting.

     The entire cost of soliciting proxies will be borne by Mercantile. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of Mercantile or its subsidiary, Mercantile Bank of West Michigan (the "Bank"), in person or by telephone. Mercantile will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Mercantile Common Stock.

     The Board of Directors, in accordance with the By-Laws, has fixed the close of business on March 1, 2001 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

     At the close of business on the record date, the outstanding number of voting securities of Mercantile was 2,666,102 shares of Common Stock, each of which is entitled to one vote.

                             ELECTION OF DIRECTORS

     Mercantile's Articles of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at thirteen. The Articles of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

     The Board of Directors has nominated Edward J. Clark, C. John Gill, Gerald
R. Johnson, Jr., Calvin D. Murdock and Donald Williams, Sr. as Class I directors for three year terms expiring at the 2004 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class I director whose term expires at the April 19, 2001 Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2002 or 2003 Annual Meetings.

     It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the five nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of Mercantile Common Stock as of February 1, 2001, by the nominees for election as directors of Mercantile, the directors of Mercantile whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of Mercantile as a group.

                                                                 AMOUNT       PERCENT OF CLASS
                                                              BENEFICIALLY      BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                      OWNED(1)         OWNED(10)
                  ------------------------                    ------------    ----------------
Betty S. Burton.............................................      1,066                *
Edward J. Clark.............................................      2,730                *
Peter A. Cordes.............................................     26,250              1.0%
C. John Gill................................................     43,575(2)           1.7%
David M. Hecht..............................................     52,500              2.0%
Gerald R. Johnson, Jr. .....................................     98,431(3)           3.7%
Susan K. Jones..............................................        850                *
Lawrence W. Larsen..........................................     17,325(4)             *
Calvin D. Murdock...........................................     16,720(5)             *
Michael H. Price............................................     34,308(6)           1.3
Dale J. Visser..............................................    101,850(7)           3.9%
Donald Williams, Sr. .......................................        766                *
Robert M. Wynalda...........................................     52,500              2.0%
Robert B. Kaminski..........................................     11,781(8)             *
All directors and executive officers of Mercantile as a
  group (15 Persons)........................................    465,151(9)          17.4%

-------------------------
  *  Less than one percent.

 (1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

 (2) Includes 14,700 shares held by Mr. Gill's spouse.

 (3) Includes 42,000 shares that Mr. Johnson has the right to acquire within 60 days of February 1, 2001 pursuant to the Mercantile's 1997 Employee Stock Option Plan or 2000 Employee Stock Option Plan and 3,931 shares that Mr. Johnson owns under the Bank's 401(k) Plan. Mr. Johnson also holds options under the stock option plans to purchase an additional 11,550 shares, which have not yet vested.

 (4) Includes 2,100 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Central Industrial Supply Profit Sharing Plan. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

 (5) Includes 10 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend's child.

 (6) Includes 29,400 shares that Mr. Price has the right to acquire within 60 days of February 1, 2001 pursuant to Mercantile's stock option plans and 3,903 shares that Mr. Price owns under the Bank's 401(k) Plan. Mr. Price also holds options under the stock option plans to purchase an additional 4,200 shares, which have not yet vested.

 (7) Includes 21,000 shares that Mr. Visser has the power to vote and dispose of as trustee of a trust for family members.

 (8) Includes 10,500 shares that Mr. Kaminski has the right to acquire within 60 days of February 1, 2001 pursuant to Mercantile's stock option plans and 1,281 shares that Mr. Kaminski owns under the Bank's 401(k) Plan. Mr. Kaminski also holds options under the stock option plans to purchase an additional 4,042 shares, which have not yet vested.

 (9) Includes 81,900 shares that such persons have the right to acquire within 60 days of February 1, 2001 pursuant to Mercantile's stock option plans and 14,089 shares that such persons own under the Bank's 401(k)Plan.

(10) The percentages shown are based on the 2,596,102 shares of Mercantile Common Stock outstanding as of February 1, 2001, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2001. All share information is adjusted to take into account the 5% stock dividend paid on February 1, 2001.

     To the best of Mercantile's knowledge, no person owns more than 5% of Mercantile's outstanding Common Stock.

INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of Mercantile. Each of the continuing directors and nominees is currently a director of Mercantile as well as a director of the Bank.

                                                                  HAS SERVED
                NAME, AGE, AND POSITION WITH                          AS          YEAR WHEN TERM AS A
                  MERCANTILE AND THE BANK                       DIRECTOR SINCE     DIRECTOR EXPIRES
                ----------------------------                    --------------    -------------------
Betty S. Burton, 59, Director...............................         1998                2002
Edward J. Clark, 56, Director...............................         1998                2001
Peter A. Cordes, 60, Director...............................         1997                2002
C. John Gill, 67, Director..................................         1997                2001
David M. Hecht, 63, Director................................         1997                2002
Gerald R. Johnson, Jr., 54, Chairman of the Board and Chief
  Executive Officer of Mercantile, Chairman of the Board of
  the Bank; and Director....................................         1997                2001
Susan K. Jones, 51, Director................................         1998                2003
Lawrence W. Larsen, 61, Director............................         1997                2003
Calvin D. Murdock, 61, Director.............................         1997                2001
Michael H. Price, 44, President and
  Chief Operating Officer of Mercantile, President and Chief
     Executive Officer of the Bank; and Director............         1997                2003
Dale J. Visser, 64, Director................................         1997                2003
Donald Williams, Sr., 64, Director..........................         1998                2001
Robert M. Wynalda, 65, Director.............................         1997                2002
Robert B. Kaminski; 39, Senior Vice President and
  Secretary.................................................
Charles E. Christmas; 35, Senior Vice President,
  Chief Financial Officer and Treasurer of Mercantile,
  and Senior Vice President and Chief Financial Officer
  of the Bank...............................................

     The business experience of each of the directors, nominees and executive officers of Mercantile for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Betty S. Burton is Director and Consultant of Wonderland Business Forms, Inc. She was President and Chief Executive Officer of Wonderland Business Forms from 1995 to 1999. She has held director positions at First Michigan Bank -- Grand Rapids and Butterworth Hospital. Prior to taking over the family business in 1990, Mrs. Burton was a long time elementary teacher in the public school system from 1966 to 1989. She is a graduate of Western Michigan University, Grand Valley State University and Dartmouth College of Minority Business Executive Program. Mrs. Burton sits on the National Council of Steelcase Suppliers Board of Directors, and is a Trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. Ms. Burton is very involved in civic and community activities in and around the Grand Rapids area.

     EDWARD J. CLARK (Director) Mr. Clark is the President and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for laboratories and offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA and the Grand Rapids Employers' Association. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997 he was a member of the Board of Directors and Executive Committee of FMB-First Michigan Bank-Grand Rapids ("FMB-Grand Rapids"). Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last nineteen years in Western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DAVID M. HECHT (Director) Mr. Hecht has practiced law for 40 years, including the past 28 years in Grand Rapids. Since 1993 he has been the Chairman of the Grand Rapids law firm of Hecht & Lentz and is a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation and a Director of Hospice Foundation of Greater Grand Rapids.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of Mercantile and Chairman of the Board and Director of the Bank) Mr. Johnson has over 29 years experience in the financial service industry, including 25 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of Bank One Corporation), Pacesetter Bank-Grand Rapids (now part of Old Kent) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of Horizons of Michigan, Vice Chair of Life Guidance Services and a member of the Boards of Directors of the Girl Scouts of Michigan Trails and The Recuperation Center (advisory board). Mr. Johnson has past board affiliations with the Downtown YMCA (immediate past chair), American Heart Association of Kent County, Project Rehab, Grand Rapids Area Chamber of Commerce and the Junior League of Grand Rapids (advisory board). Mr. Johnson is also affiliated with Grand Rapids Opportunity for Women, Grand Rapids Rotary Club and the Economic Development Foundation.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of the Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She began her own marketing consulting firm, Susan K. Jones & Associates, in 1980, and joined Ferris State in the fall of 1990. She enjoys an active volunteer career, currently serving as Secretary, Treasurer and Conference Chair of the Chicago Association of Direct Marketing, a member of the Northwestern Alumni Association Board, and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation and the Direct Marketing Educational Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 33 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of Mercantile and President, Chief Executive Officer and Director of the Bank) Mr. Price has over 19 years of commercial banking experience, most of which was with First Michigan Bank Corporation ("FMB") and its subsidiary, FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Boards of Directors of Kent County Habitat for Humanity and The Grand Rapids Urban League.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community having served on the boards for the Grand Rapids YMCA, Christian Rest Home and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. He is currently Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Coalition for Representative Government (CRG) and is a member of the Rotary Club of Grand Rapids. Previously, he has served as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance.

     ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone College of Grand Rapids, and formerly served as a director of a local financial institution.

     ROBERT B. KAMINSKI (Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Secretary of the Bank) Mr. Kaminski joined the Bank in June 1997 and has over 16 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Senior Vice President and Secretary of Mercantile and the Bank since their inception in 1997, and has also served as Chief Operating Officer of the Bank since 2000. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Senior Vice President, Chief Financial Officer, and Treasurer of Mercantile and Senior Vice President and Chief Financial Officer of the Bank) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998. In 1999, Mr. Christmas was elected Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank. In 2000, Mr. Christmas was elected Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation ("FDIC"). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelors of Science degree in Accountancy. Mr. Christmas serves as a fundraising volunteer for the Make-A-Wish Foundation of Michigan.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Mercantile has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

     The functions of the Audit Committee and its activities during 2000 are described below under the heading "Audit Committee Report".

     The members of the Compensation Committee consist of Peter A. Cordes, Lawrence W. Larson, and Calvin D. Murdock. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of Mercantile. At present, all officers of Mercantile are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from Mercantile.

     The members of the Nominating Committee consist of David M. Hecht, Dale J. Visser, and Robert M. Wynalda. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at Mercantile's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of Mercantile. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Mercantile's Articles of Incorporation.

     During 2000, there were a total of nine meetings of the Board of Directors of Mercantile. In addition, there were three meetings of the Audit Committee, three meetings of the Compensation Committee and one meeting of the Nominating Committee during 2000. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board of which he or she was a member, held during 2000, except Robert M. Wynalda who attended 58% of the meetings.

     For 2000, non-employee directors of the Bank were paid an annual retainer of $2,000 and a $200 fee for each meeting of the Board of Directors of the Bank that they attended. For 2001, non-employee directors of the Bank were paid an annual retainer of $3,000, and will be paid $300 for each meeting of the Board that they attend. The Board of Directors of the Bank generally meets twice a month. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board. Directors receive no compensation for their services as members of the Board of Directors of Mercantile.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report by reference.

     The members of the Audit Committee consist of Betty S. Burton, Edward J. Clark, C. John Gill, David M. Hecht and Robert M. Wynalda. Each of the members of the Audit Committee is an independent director as that term is defined in Rule 4200(a) of The Nasdaq Stock Market Rules. The Audit Committee's responsibilities include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of Mercantile.

     During 2000, the Audit Committee developed a charter for the Audit Committee, which was approved by the Board of Directors. The complete text of the charter is included in Appendix A to this Proxy Statement.

     Management has the primary responsibility for the financial statements and the reporting process, including Mercantile's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2000 with management, including a discussion of the quality and the acceptability of Mercantile's financial reporting and controls.

     The Audit Committee reviewed with the independent auditors, Crowe Chizek & Company LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of Mercantile's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Crowe Chizek & Company LLP the auditors' independence from management and Mercantile, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

     The Audit Committee also discussed with Mercantile's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Mercantile's internal controls, and the overall quality of Mercantile's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board the reappointment of Mercantile's independent auditors for fiscal 2001.

                                          Audit Committee

                                          Betty S. Burton
                                          Edward J. Clark
                                          C. John Gill
                                          David M. Hecht
                                          Robert M. Wynalda

AUDIT FEES

     The aggregate fees billed to Mercantile for 2000 by Mercantile's accounting firm, Crowe Chizek & Company LLP, are as follows:

Audit Fees..................................................    $ 53,500
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees..............................................     110,632
                                                                --------
Total.......................................................    $164,132

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report and the shareholder return performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report or the performance graph by reference.

     The compensation of the executive officers of Mercantile is determined by the Board of Directors based on recommendations of the Compensation Committee. Mercantile seeks to establish compensation at a level that will attract, motivate and retain experienced executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership for employees. Salaries are intended to be competitive, and reflect factors such as individual performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that increases shareholder value.

     Executive compensation is comprised of the following:

     1. Salary.

     2. Incentive compensation payable in the form of a cash bonus based on the attainment by Mercantile of certain annual performance criteria established by the Board of Directors.

     3. Discretionary awards of stock options.

     4. Participation in other benefit plans offered to all employees including 401(k), health insurance, disability insurance and life insurance.

     Annual salaries for Mercantile's Chairman and Chief Executive Officer and President and Chief Operating Officer increased in 2000. During the three-year time period in which Mercantile has been operating, growth in earnings per share and asset levels has been significant, and the salary increase granted these two executive officers during the year recognizes the contribution these individuals have made to the success of the organization. Executive salaries and incentive compensation are also based in part on information derived from industry compensation studies performed by Mercantile's auditors and by surveys conducted by the Michigan Bankers Association and the Bank Administration Institute. Compensation information is also taken from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed by Mercantile's Director of Human Resources and, in conjunction with Mercantile's independent auditor, presented to the Compensation Committee for the formulation of a salary recommendation to be approved by the Board of Directors.

     Executive bonuses are also determined by the Board of Directors as the result of a recommendation by the Compensation Committee and are based on the same criteria as is the incentive compensation for all non-lender employees.

                                          Compensation Committee

                                          Peter A. Cordes
                                          Lawrence W. Larsen
                                          Calvin D. Murdock

SUMMARY COMPENSATION TABLE

     The following table details the compensation earned by the named executives for the three years ended December 31, 2000:

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION        --------------------------
                                                ---------------------------                  ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR     SALARY      BONUS     OPTIONS    COMPENSATION(1)
        ---------------------------             ----     ------      -----     -------    ---------------
Gerald R. Johnson, Jr.......................    2000    $250,000    $87,500     4,200         $11,793
  Chairman of the Board and                     1999     188,601     50,000         0           9,683
  Chief Executive Officer of Mercantile         1998     164,231          0     7,350           8,655
  and Chairman of the Board of the Bank
Michael H. Price............................    2000     220,000     77,000     4,200          10,610
  President and Chief Operating Officer of      1999     158,997     42,500         0           8,099
  Mercantile and President and Chief            1998     135,307          0     7,350           6,919
  Executive Officer of the Bank
Robert B. Kaminski..........................    2000     108,309     28,000     4,042           5,485
  Senior Vice President and Secretary of        1999      95,532     24,500         0           3,869
  Mercantile and the Bank                       1998      84,908          0     5,250           3,400

-------------------------
(1) Includes for 2000, matching contributions by the Bank to the 401(k) plan accounts of Messrs. Johnson, Price and Kaminski in the amounts of $8,500, $8,500 and $5,485. Also includes for 2000, life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $1,455 and $1,828, and Mr. Price of $1,350 and $760. These policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTION GRANTS IN 2000

     Mercantile's 1997 Employee Stock Option Plan and 2000 Employee Stock Option Plan provide for stock options to be granted to Mercantile's and the Bank's senior management and other employees designated by the Board of Directors. The Board of Directors of Mercantile is responsible for awarding the stock options and administering the plans. The following table provides information on options granted to the named executives during the year ended December 31, 2000:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                                  STOCK PRICE
                            NO. OF SHARES      % OF TOTAL                                       APPRECIATION FOR
                             UNDERLYING      OPTIONS GRANTED      EXERCISE                        OPTION TERM
                               OPTIONS        TO EMPLOYEES         PRICE        EXPIRATION    --------------------
          NAME                 GRANTED           IN 2000        PER SHARE(6)       DATE          5%         10%
          ----              -------------    ---------------    ------------    ----------       --         ---
Gerald R Johnson,
  Jr. ..................      2,100(1)             5.4             $11.90       02/16/2010    $14,093     $37,248
                              2,100(2)             5.4              11.01       11/08/2010     14,450      36,850
Michael H. Price........      2,100(3)             5.4             $11.90       02/16/2010    $14,093     $37,248
                              2,100(4)             5.4              11.01       11/08/2010     14,450      36,850
Robert B. Kaminski......        892(5)             2.3             $11.90       02/16/2010    $ 5,986     $15,822
                              3,150(4)             8.1              11.01       11/08/2010     21,810      55,275

-------------------------
(1) Option becomes exercisable on July 22, 2002.

(2) Option becomes exercisable on January 1, 2002.

(3) Option becomes exercisable on December 1, 2001.

(4) Option becomes exercisable on November 9, 2001.

(5) Option becomes exercisable on September 21, 2001.

(6) The exercise price for each of the options granted under the plans has been the market price of the Common Stock at the time the option was granted. The exercise price may be paid in cash, by the delivery of previously owned shares, or by a combination of cash and shares.

AGGREGATED STOCK OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 2000 by the named executives and the value of unexercised options at December 31, 2000:

                                                                    NUMBER OF                      VALUE OF
                                   SHARES                          UNEXERCISED             UNEXERCISED IN-THE-MONEY
                                 ACQUIRED ON     VALUE         OPTIONS AT 12/31/00           OPTIONS AT 12/31/00
            NAME                  EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
            ----                 -----------    --------    -------------------------    ----------------------------
Gerald R. Johnson, Jr........       None          N/A          42,000/11,550                    $ 73,794/$ 563
Michael H. Price.............       None          N/A          29,400/ 4,200                     28,224/   563
Robert B. Kaminski...........       None          N/A          10,500/ 4,042                      9,224/ 8,442

-------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $11.28 per share, the average of the highest and lowest sales prices reported on The Nasdaq Stock Market on December 29, 2000.

EMPLOYMENT AGREEMENTS

     GERALD R. JOHNSON, JR. AND MICHAEL H. PRICE. Effective December 1, 1998, the Bank and Mercantile entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001, and certain severance, confidentiality and non-compete arrangements that would continue after the employment period. Effective December 31, 1999, the Employment Agreements were amended and restated. The amendments extended the employment period an additional year to December 31, 2002, and provide for the employment period to extend an additional year, each December 31, starting December 31, 2000, so that as of each December 31, there will be three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended. Effective October 12, 2000, the Employment Agreements were further amended and restated, primarily to establish the base salaries for 2001 for Mr. Johnson at $275,000 and for Mr. Price at $242,000.

     The Employment Agreement with Mr. Johnson provides him with an annual base salary of $250,000 for 2000 and of $275,000 for 2001. The Employment Agreement with Mr. Price provides for an annual base salary of $220,000 for 2000 and of $242,000 for 2001. For future years their annual base salaries will be an amount set by the Board of Directors of the Bank that is not less than their annual base salary for the immediately preceding year.

     In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of Mercantile and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under a profit sharing plan expected to be in effect for 2000 and 2001, Messrs. Johnson and Price may each receive a bonus for those years of up to 35% of their annual base salary for 2000, and up to 40% of their annual base salary for 2001. The bonuses are payable, when aggregated with bonuses to the other Bank employees, to the maximum extent of 33% of the excess of actual net operating income over budgeted net operating income of Mercantile.

     In the event that either of the officers becomes disabled or dies during the employment period he is entitled to benefits under his Employment Agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans provided by the Bank or Mercantile. The officer also continues to participate in life, disability, and health insurance plans of the Bank or Mercantile, through age 65, to the extent permitted under such plans. If the officer dies during the employment period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or Mercantile owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by Mercantile and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) $500,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or Mercantile for 18 months, to the extent permitted under such plans, to an assignment of any assignable life insurance policies owned by the Bank or Mercantile insuring his life, and $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer's employment is terminated by the Bank and Mercantile without "Cause" or the officer's annual base salary is reduced without "Cause". In such event, the officer receives the same benefits as are described above for a termination during the employment period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the employment period does not apply, and instead he receives the stated dollar amount of $500,000. In the event that an officer's employment is terminated for "Cause" during the employment period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of Mercantile.

     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or Mercantile, or use any confidential information in any manner adverse to the Bank or Mercantile. In addition, each has agreed that for 18 months following his employment with the Bank and Mercantile, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

     ROBERT B. KAMINSKI. The Bank and Mercantile have entered into an Employment Agreement with Mr. Kaminski for his services as Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Chief Loan Review Officer of the Bank, beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Mr. Kaminski's Employment Agreement establishes his base salary for 2001 at $121,000, a death benefit of $100,000, a minimum severance benefit of $250,000 during his employment period, and $125,000 after the employment period.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Mercantile Common Stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks only) and the Nasdaq Bank Stocks Index from October 23, 1997 (the date Mercantile's Common Stock began trading) through December 31, 2000. The following information is based on an investment of $100 on October 23, 1997, in Mercantile common stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested where applicable.

                          MERCANTILE BANK CORPORATION
[LINE GRAPH]

                                                     MERCANTILE BANK
                                                       CORPORATION             NASDAQ - TOTAL US*          NASDAQ BANK INDEX*
                                                     ---------------           ------------------          ------------------
10/23/97                                                 100.00                      100.00                      100.00
12/31/97                                                  85.42                       94.27                      110.67
06/30/98                                                 158.33                      113.37                      114.68
12/31/98                                                 141.67                      132.94                      109.95
06/30/99                                                 133.85                      163.10                      113.28
12/31/99                                                 106.25                      247.06                      105.70
06/30/00                                                  80.73                      241.07                       92.92
12/31/00                                                  98.96                      148.65                      120.69

                                                                     PERIOD ENDING
                              --------------------------------------------------------------------------------------------
          INDEX               10/23/97    12/31/97    06/30/98    12/31/98    06/30/99    12/31/99    06/30/00    12/31/00
--------------------------------------------------------------------------------------------------------------------------
Mercantile Bank
  Corporation                  100.00       85.42      158.33      141.67      133.85      106.25       80.73       98.96
NASDAQ -- Total US*            100.00       94.27      113.37      132.94      163.10      247.06      241.07      148.65
NASDAQ Bank Index*             100.00      110.67      114.68      109.95      113.28      105.70       92.92      120.69

CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with Mercantile's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 2000, the Bank had outstanding 35 loans to the directors or executive officers of Mercantile, or their associates, totaling approximately $3.7 million in aggregate amount, under commitments totaling approximately $7.2 million.

     In 1999, the Bank purchased from American Seating Company office furniture for its Alpine Township branch and operations center and paid American Seating Company approximately $93,000 for the office furniture. Edward Clark is a member of the Board of Directors of Mercantile and the Bank, and the President, Chief Executive Officer, and majority shareholder of American Seating Company.

     In November of 1998, the Bank entered into a contract with Visser Brothers, Inc. for it to act as construction manager and perform portions of the construction for the Bank's new operations facility and branch located in Alpine Township, a suburb of Grand Rapids, Michigan. Dale Visser and Bruce Visser, who are brothers, are owners of a substantial majority of Visser Brothers. Dale Visser is a member of the Board of Directors of Mercantile and the Bank, and both were organizers of the Bank. The contract estimated the construction costs for the facility at not more than approximately $1.3 million. Visser Brothers was to receive approximately 5% of this amount for its construction management services, and be reimbursed for the wages, salaries, and related taxes and benefits of construction workers and supervisory and administrative personnel that it employed in connection with the construction. The payments for the percentage amount and reimbursements totaled approximately $60,000 for the project. In addition, when deemed appropriate by the Bank, the architect for the project, and Visser Brothers, the Bank permitted Visser Brothers to bid as a subcontractor for portions of the work that were to be performed on the project. In several instances, Visser Brothers was hired as a subcontractor where its bid was determined to be the most favorable. The Bank paid a total of approximately $511,000 to Visser Brothers for serving as a subcontractor for the project.

     In 1997, the Bank contracted with Visser Brothers Inc. to renovate the building that the Bank is leasing for its main office. The contract provided for the payment of approximately $450,000 to Visser Brothers for renovation work that it performed under its base bid, and an additional approximately $150,000 for work that was specified in the contract to be performed by a separate supplier. The contract was awarded to Visser Brothers after being submitted for bids. The renovations were completed in December of 1997 pursuant to specifications provided by the Bank's architect.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's officers and directors, and persons who own more than 10% of Mercantile Common Stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Mercantile's director, Calvin D. Murdock, failed to file one report on Form 5 reporting the acquisition of 50 shares, and disposition by gift of 10 shares, during 2000.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Crowe, Chizek & Company LLP as Mercantile's principal independent auditors for the year ending December 31, 2001. Representatives of Crowe, Chizek & Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     A proposal submitted by a shareholder for the 2002 Annual Meeting of shareholders must be sent to the Secretary of Mercantile, 216 North Division Avenue, Grand Rapids, Michigan 49503, and received by November 9, 2001 in order to be eligible to be included in Mercantile's Proxy Statement for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                         ANNEX A

                          MERCANTILE BANK CORPORATION
                            AUDIT COMMITTEE CHARTER
                                  ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

                              STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

                                RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

     - Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources and succession planning within the company.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                                                     MBCCM-PS-01

MERCANTILE BANK CORPORATION
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398


                          MERCANTILE BANK CORPORATION


     Dear Shareholder,

     Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 2000 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy.

     Your proxy card must be received prior to the Annual Meeting of Shareholders on April 19, 2001.

     Sincerely,

     Mercantile Bank Corporation

                                  DETACH HERE

[X] PLEASE MARK                                                                                                            -------
    VOTES AS IN                                                                                                                   |
    THIS EXAMPLE                                                                                                                  |

-------------------------------------------------------------
              MERCANTILE BANK CORPORATION
-------------------------------------------------------------

1. Election of Directors.
   Nominees as Directors:
   (01) EDWARD J. CLARK     (03) GERALD R. JOHNSON, JR.              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL
   (02) C. JOHN GILL        (04) CALVIN D. MURDOCK                   NOMINEES.
                            (05) DONALD WILLIAMS, SR.

         For all     [  ]         Withheld   [  ]
         Nominees                 from all
                                  Nominees




                                                                     In their discretion, the Proxies are authorized to vote upon
[  ]                                                                 such other matters as may properly come before the meeting,
     -----------------------------------------------------           or at any adjournment of the meeting.
     For all nominees except as noted above



                                                                     Mark box at right if you plan to attend the meeting.        [ ]


                                                                     Mark box at right if an address change or comment has been  [ ]
                                                                     noted on the reverse side of this card.

Signature:                                   Date:                   Signature:                                   Date:
          ----------------------------------       -----------------            ---------------------------------       ------------


                          MERCANTILE BANK CORPORATION
            216 NORTH DIVISION AVENUE, GRAND RAPIDS, MICHIGAN 49503

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 2001

The undersigned hereby appoints Betty S. Burton and Peter A. Cordes, or either of them, with power of substitution in each, proxies of the undersigned to vote all Common Stock of the undersigned in Mercantile Bank Corporation, at the Annual Meeting of Shareholders to be held on April 19, 2001, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.


--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.
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HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

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